Exhibit 10.8
Execution Copy
AMENDED AND RESTATED MANAGEMENT AGREEMENT
     This AMENDED AND RESTATED MANAGEMENT AGREEMENT (this “Agreement”) is entered into as of November 10, 2006, by and among Berkshire Partners LLC, a Massachusetts limited liability company, with a principal place of business at One Boston Place, Boston, Massachusetts (“Berkshire” or a “Consultant”), Weston Presidio Service Company LLC, a Delaware limited liability company, with a principal place of business at 200 Clarendon Street, Boston, Massachusetts (“Weston Presidio” or a “Consultant,” and collectively with Berkshire, the “Consultants”) and Amscan Holdings, Inc., a Delaware corporation (the “Company”). All terms not otherwise defined herein have the meanings ascribed to them in the Merger Agreement by and among the Company, AAH Holdings Corporation, a Delaware corporation (“Parent”) and AAH Acquisition Corporation, a Delaware corporation (“AAH Acquisition”) (the “Merger Agreement”).
     WHEREAS, each Consultant has staff specially skilled in corporate finance, strategic planning, and other management skills and services;
     WHEREAS, AAH Acquisition was merged with and into the Company in connection with the closing (the “Closing”) under the Merger Agreement, with the Company being the surviving corporation;
     WHEREAS, prior to the date hereof, each Consultant has provided substantial consulting services to the Company and its affiliates concerning their planning, structuring and financing in connection with the transactions contemplated by the Merger Agreement, in particular, in connection with the senior secured financing that was provided for the Merger pursuant to a Credit Agreement dated on or about the date hereof (the “Senior Secured Debt”) with Goldman Sachs Credit Partners L.P., as Joint Lead Arranger, Joint Bookrunner and Co-Syndication Agent, J.P. Morgan Securities Inc., as Joint Lead Arranger, Joint Bookrunner and Co-Syndication Agent, and General Electric Capital Corporation, as Administrative Agent and Collateral Agent, and the lending institutions from time to time party thereto;
     WHEREAS, since the Closing, the Company has required and will continue to require each Consultant’s special skills and management advisory services in connection with the general business operations of the Company and its subsidiaries and affiliates; and
     WHEREAS, each Consultant is willing to continue to provide such skills and services to the Company;
     WHEREAS, the parties to this Agreement entered into that certain Management Agreement (the “Original Agreement”), dated as of April 30, 2004 (the “Commencement Date”); and
     WHEREAS, by execution of this Agreement, the parties to this Agreement desire to amend certain provisions and restate in its entirety the Original Agreement;

     NOW, THEREFORE, in consideration of the mutual promises, the parties hereto do hereby agree as follows:
     1. Engagement. The Company hereby engages each of the Consultants for the Term (as hereinafter defined) and upon the terms and conditions herein set forth to provide consulting and management advisory services to the Company. These services will be in the fields of financial and strategic planning, arranging financing with banks and other financial institutions and such other management areas as each Consultant and the Company shall mutually agree. In consideration of the remuneration herein specified, each Consultant accepts such engagement and agrees to perform the services specified herein.
     2. Term. The engagement hereunder shall be for a term commencing on the Commencement Date and expiring on the fifth (5th) anniversary of the Commencement Date (the “Term”). Upon expiration of the Term, this Agreement shall automatically extend for successive periods of one (1) year, unless each Consultant (with respect to itself) or the Company shall give notice to the other parties at least ninety (90) days prior to the end of the Term (or any annual extension thereof) indicating that it does not intend to renew this Agreement. Any notice by the Company indicating that it does not intend to renew this Agreement shall be with respect to both Consultants.
     3. Services to be Performed. Each Consultant shall devote such time and efforts to the performance of the consulting and management advisory services contemplated by this Agreement as such Consultant deems reasonably necessary or appropriate; provided, however, that no precise number of hours is required to be devoted by the Consultants on a weekly or monthly basis. Each Consultant may perform services under this Agreement directly, through its employees or agents, or, with the approval of the Company, with such outside consultants as such Consultant may engage for such purpose. The Company acknowledges that the Consultants’ services are not exclusive and that each Consultant will render similar services to other persons and entities.
     4. Confidentiality. Each Consultant shall maintain the confidentiality of all non-public information of the Company and its subsidiaries which may come into its possession as a result of the performance of services under this Agreement, and shall be responsible for its employees, agents and outside consultants engaged hereunder doing the same.
     5. Compensation; Expense Reimbursement. The Company hereby agrees to:
     (a) Pay to (i) Berkshire (or an affiliate of Berkshire designated by it) a fee in the amount of $2 million, and (ii) to Weston Presidio (or an affiliate of Weston Presidio designated by it) a fee in the amount of $1 million, each in connection with the structuring and negotiation of the Senior Secured Debt, and reimburse each of the Consultants’ expenses incurred by it or on behalf of the Company and its affiliates through the date of the Closing, such fees and expenses being payable by the Company at the Closing.
     (b) During the Term, pay to the Consultants (or their respective designated affiliate) a management fee in an amount of $1.25 million per annum in exchange for the services provided to the Company by the Consultants as contemplated hereby, such fee being payable by the

Company quarterly, in arrears, on the last business day of January, April, July and October, the first such payment being made on July 30, 2004 and which shall be payable for the period from the Closing Date through July 31, 2004; provided, that the annual fee specified in this clause (b) shall not be paid, but shall accrue (together with interest thereon at rate of 8% per annum, compounded quarterly, for the period from the date upon which payment would otherwise be due to the date upon which payment is finally made), if and for so long as there is an event of default under the indenture governing the Company’s 8.75% senior subordinated notes due 2014, provided that this will not restrict payment for longer than 180 days from the occurrence of any particular event of default. The fees payable pursuant to this clause (b) shall be allocated between Berkshire (or its designee) and Weston Presidio (or its designee) in the same proportions as their respective holdings of Common Stock, par value $.01 per share, of Parent (the “Common Stock”) by their affiliates, as of the date such payment was earned for the period.
     (c) In each case for so long as it is receiving ongoing management fees pursuant to clause (b) of this Section 5, each Consultant will also advise Parent and the Company in connection with financing, acquisition and disposition transactions (however structured) involving Parent or any of its direct or indirect subsidiaries, and the Company will pay to the Consultants (or their respective designees, as the case may be) a fee for services rendered in connection with each such transaction equal to up to one percent (1%) of the gross transaction value of such transaction, such fee to be due and payable at the closing of such transaction; and such fee to be allocated between Berkshire (or its designee) and Weston Presidio (or its designee) in the same proportions as their respective holdings of Common Stock by their affiliates, as of the date of such subsequent transaction.
     (d) Promptly reimburse the Consultants for all travel, lodging and other out-of-pocket costs reasonably incurred by it in connection with or on account of its performance of the management advisory services for the Company hereunder (other than those otherwise paid at the Closing pursuant to clause (a) of this Section 5). In addition, if and to the extent that personnel employed by a Consultant are placed on assignment at the Company in the capacity of an interim management team member, then the company will reimburse such Consultant in an amount equal to the compensation which would be paid to an outside party employed in such position, as mutually agreed by the Company and such Consultant.
     6. Indemnification. In consideration of the execution and delivery of this Agreement by each Consultant, the Company hereby agrees to indemnify, exonerate and hold the Consultants and each of their respective members, managers, officers, fiduciaries, employees and agents in their capacity as such (collectively, the “Indemnitees”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith, including without limitation reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to the Closing under the Merger Agreement, the execution, delivery, performance, enforcement or existence of this Agreement or the transactions or services contemplated hereby, except for any such Indemnified Liabilities arising on account of such Indemnitees gross negligence or willful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law, except for any such Indemnified Liabilities arising as a result of such Indemnitee’s gross negligence or willful misconduct. None of the Indemnitees shall be liable to the Company or any of its affiliates for any act or omission suffered or taken by such Indemnitee that does not constitute gross negligence or willful misconduct.
     7. Freedom to Pursue Opportunities, Etc. In the event that any Consultant or any of its officers, directors, members, managers, employees, partners, clients, affiliates and other associated entities or individuals acquires knowledge of a potential transaction or matter that may be a corporate opportunity, neither such Consultant nor any of its officers, directors, members, managers, employees, partners, affiliates or associated entities or individuals shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or any of its affiliates and, notwithstanding any provision of this Agreement to the contrary, neither such Consultant nor any of its officers, directors, members, managers, employees, partners, affiliates or associated entities or individuals shall be liable to the Company or any of its affiliates for breach of any duty (contractual or otherwise) by reason of the fact that such Consultant directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company or any of its affiliates.
     8. Notice. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand, sent by telecopy or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand or telecopied, or if mailed, seven (7) days after mailing (or one business day after mailing in the case of express mail or overnight courier service), as follows:
         (i)    If to Berkshire to:
Berkshire Partners LLC
One Boston Place
Boston, MA 02108
Facsimile: 617-227-6105
Attention: Mr. Robert J. Small
With a copy to:
Ropes & Gray
One International Place
Boston, MA 02110
Facsimile: 617-951-7050
Attention: David C. Chapin, Esq.
         (ii)   If to Weston Presidio to:
Weston Presidio Service Company LLC
200 Clarendon Street, 50th Floor
Boston, MA 02116
Facsimile: 617-988-2515

Attention: Mr. Kevin Hayes
With a copy to:
Ropes & Gray
One International Place
Boston, MA 02110
Facsimile: 617-951-7050
Attention: David C. Chapin, Esq.
          (iii)    If to the Company to:
Amscan Holdings, Inc.
80 Grasslands Road
Elmsford, NY 10523
Attention: Mr. Gerald Rittenberg
     9. Modifications; Waiver. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties. No waiver on any one occasion shall extend to, effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.
     10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, but may not be assigned by either party without the prior written consent of the other.
     11. Headings. All headings and captions in this Agreement are for purposes of reference only and shall not be construed to limit or affect the substance of this Agreement.
     12. Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, the invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so more narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
     13. Governing Law. This Agreement shall be governed by the law of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.
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     IN WITNESS WHEREOF, the parties have duly executed this Management Agreement as of the date first above written.

BERKSHIRE PARTNERS LLC
By:	/s/ Robert J. Small
	Name:	Robert J. Small
	Title:	Managing Director

WESTON PRESIDIO SERVICE COMPANY LLC
By:	/s/ Kevin Hayes
	Name:	Kevin Hayes
	Title:	General Partner

AMSCAN HOLDINGS, INC.
By:	/s/ Michael A. Correale
	Name:	Michael A. Correale
	Title:	Vice President